InteliSys Wins Technology Award

SHEDIAC – NEW BRUNSWICK, CANADA – May 5, 2006 – InteliSys Aviation Systems of America Inc. (OTCBB:IYSA) announced today that the company has won the 2006 KIRA Award for Technological Advancement / Innovation in the Private Sector. The KIRA ( Knowledge Industry Recognition and Achievement ) Awards are presented annually by the Knowledge Industry in the Province of New Brunswick to recognize knowledge industry excellence. In all, there were 47 nominations for 7 different categories of awards which were presented at a Gala event held in Fredericton, New Brunswick on May 4, 2006 The event was attended by over 400 industry professionals and dignitaries.

The KIRA Award is in recognition of InteliSys’ development and implementation of innovative airline software technology during 2005. InteliSys will receive an automatic nomination for the Canadian Information Productivity Awards to be held in November, 2006.

InteliSys began operations in New Brunswick in 1999, offering passenger reservation flight operations and maintenance solutions to regional airlines. From 2001 to 2004, InteliSys concentrated on the regional airline market while also positioning its solutions for the rapidly expanding Low Cost/Low Fare Carrier market.

In 2005, the InteliSys team undertook development of a major new software release that not only met the functional requirements of clients in different geographic regions and demographically diverse markets, but also provided the scalability to provide the same solution to airlines flying millions of passengers per year as well as those flying a few thousand passengers per year.

As of early 2006, InteliSys has implemented its systems for over 30 clients, most of whom continue as multi-year ASP hosted clients with all computing power provided from InteliSys’ New Brunswick Facilities. All facilities at InteliSys are maintained on a 7/24/365 basis with support staff and backup facilities to provide uninterrupted service.

All development at InteliSys was done with local software developers, most of whom are graduates of computer science programs in the Province of New Brunswick. Offering low bandwidth solutions to clients globally via the Internet presents a multitude of unique challenges for software developers and system providers. InteliSys technical staff rose to these challenges and developed purpose-built systems for managing application speed, monitoring and reacting to irregularities in the internet and for providing service with single second response times, no matter where the user is situated.

“This award is well deserved recognition of the huge effort our staff put into this important product release.” said InteliSys’ CEO Ralph Eisenschmid, “As some clients are located in time zones 12 hours distant, InteliSys worked tirelessly with clients to improve both functionality and system delivery performance. Low-Cost Carriers are continuing to emerge at an escalating rate, particularly in the Middle Eastern and Asian Markets. InteliSys is well positioned to continue capturing much of this new market for its systems as a direct result of the R&D expended in its products.”

“amelia” is InteliSys’ proprietary, integrated suite of airline management tools designed specifically for the rapidly growing Low Fare Airline market. The “amelia” solution is delivered over the internet from InteliSys data centres. InteliSys markets its products worldwide through a direct sales force and licensed resellers.

InteliSys Company information can be found at www.intelisys,aero

For further information about this press release, please contact Mr. Ralph Eisenschmid, President and CEO of InteliSys at ralph@intelisys.aero.

Certain statements made in this Press Release are "forward-looking statements." Without limiting the generality of the foregoing, such information can be identified by the use of forward-looking terminology such as "anticipate," "will," "would," "expect," "intend," "plans to," or "believes," or other variations thereon, or comparable terminology. Actual results, performance or developments may differ materially from those expressed or implied by such forward-looking statements as a result of market uncertainties or industry factors. InteliSys disclaims any obligations or responsibility to update any such forward-looking statements.